Exhibit 99.1

OpenText Appoints Ann M. Powell to Board of Directors

Waterloo, ON – June 15, 2021 – OpenText™ (NASDAQ: OTEX), (TSX: OTEX), today announced the appointment of Ann M. Powell to its board of directors. Ms. Powell is the current EVP, Global Chief Human Resource Officer for Bristol Myers Squibb (BMS), a Fortune 500 global biopharmaceutical company with over $40 billion in revenues and 30,000 employees worldwide.
“Ann brings a strong global talent and culture perspective to our board,” said Tom Jenkins, Chair of the Board of Directors. “Her extensive international experience and deep focus on fostering a workforce culture that is powerfully diverse and globally inclusive is a strategic asset that further strengthens our Board.”
Ms. Powell has held leadership roles of increasing responsibility across several industries over a 30-year career focused on talent and culture. Prior to joining BMS in 2013, Ms. Powell was the Chief Human Resources Officer for Shire Pharmaceuticals. She holds a B.S. degree from Iowa State University, a Master’s degree in Industrial Relations, University of Minnesota, and is certified as a Senior Professional in Human Resources (SPHR®).

About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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